Exhibit 10.3

Promissory Note

$30,000.00 January 6, 2022

FOR CONSIDERATION AND VALUE RECEIVED, ENVIRO TECHNOLOGIES U.S., INC., a Florida corporation (the “Maker”) promises to pay to the order of JOHN A. DIBELLA, an individual at such place as shall be designated by the holder of this Note in writing, the total principal sum received to date of Thirty Thousand Dollars and 0/100 ($30,000.00) together with all interest thereon from the date hereof, at the rate of 4% per annum, all payable in lawful money of the United States of America on or before December 31, 2022. This Note shall be prepayable in whole or in part at any time without penalty at the option of the Maker. JOHN A. DIBELLA has the right to convert said loan into the next funding or offering make by the Maker.

If any installment of principal or interest due is not paid within thirty (30) days of receipt of written notice of nonpayment by the Maker hereof, the whole indebtedness (including principal and interest) remaining unpaid, shall, at the option of the holder, become immediately due, payable and collectible. Maker agrees to pay all costs of collection, including reasonable attorneys’ fees, in case the principal of this Note or any payment on the principal or any interest thereon is not timely paid, whether suit be brought or not.

This Note is an unsecured obligation.

MAKER:

ENVIRO TECHNOLOGIES U.S., INC., a Florida corporation

By:

__________________________

Name: John A. DiBella

Its: President